1.	INVESTMENT SUB-ADVISORY AGREEMENT

   AGREEMENT made as of this 14th  day of July,
2006 by and among Old Mutual Capital, Inc. (the
Advisor), Ibbotson Associates Advisors, LLC (the
Sub-Advisor), and Old Mutual Advisor Funds, a
Delaware statutory trust (the Trust).
   WHEREAS, the Trust is registered as an open-
end management investment company under the
Investment Company Act of 1940, as amended (the
1940 Act);
   WHEREAS, pursuant to the Investment Advisory
Agreement dated September 7, 2004, as amended,
between the Advisor and the Trust, the Advisor
acts as investment advisor for the Old Mutual
Asset Allocation Conservative Portfolio, Old
Mutual Asset Allocation Balanced Portfolio, Old
Mutual Asset Alocation Moderate Growth
Portfolio, and the Old Mutual Asset Allocation
Growth Portfolio (each a Portfolio, and
collectively, the Asset Allocation Portfolios);
and
   WHEREAS, the Advisor and the Trust each desire
to retain the Sub-Advisor to provide investment
advisory services to the Trust in connection
with the management of all or a portion of the
assets of each Portfolio, and the Sub-Advisor is
willing to render such investment advisory
services.
         NOW, THEREFORE, intending to be legally
bound, the parties hereto agree as follows:
2.	(a)  Subject to supervision and oversight
by the Advisor and the Trusts Board of Trustees, the Sub-Advisor shall recommend a continuous investment allocation program for the Asset
Allocation Portfolios in accordance with each Portfolios investment objectives, policies and restrictions as stated in such Portfolios
Prospectus(es) and Statement of Additional
Information (such Prospectus(es) and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:

                  (i)	The Sub-Advisor shall provide
supervision of each of the Portfolios
investments and shall recommend, from time to
time, the allocation of the assets of a
Portfolio by specific investment style mandate
(referred to herein as a Portfolio Account).
                  (ii)	 In the performance of its
duties and obligations under this Agreement, the
Sub-Advisor shall act in conformity with the
Trusts Prospectus and with the instructions and
directions of the Advisor and of the Board of
Trustees and will conform and comply with the
requirements of the 1940 Act, the Internal
Revenue Code of 1986, as amended, and all other
applicable federal and state laws and
regulations, as each is amended from time to
time.
                  (iii)	(iii)	The Sub-Advisor at
its expense will make available to the
Trustees of the Asset Allocation Portfolios
and the Advisor at reasonable times its
portfolio managers and other appropriate
personnel, either in person or, at the mutual
convenience of the Advisor and the Sub-
Advisor, by telephone, in order to review the
investment policies, performance and other
investment related information regarding a
Portfolio Account and to consult with the
Trustees of the Asset Allocation Portfolios
and Advisor regarding each Portfolios
investment affairs, including economic,
statistical and investment matters related to
the Sub-Advisors duties hereunder, and will
provide periodic reports to the Advisor
relating to the investment strategies it
employs.  The Sub-Advisor and its personnel
shall also cooperate fully with counsel and
auditors for, and the Chief Compliance
Officers of, the Advisor and the Trust.
                  (iv)  The Sub-Advisor at its expense
will provide the Advisor and/or the Trusts Chief
Compliance Officer with such compliance reports
relating to its duties under this Agreement as
may be requested from time to time.
Notwithstanding the foregoing, the Sub-Advisor
will promptly report to the Advisor any material
violations of the federal securities laws (as
defined in Rule 38a-1 of the 1940 Act) that it
is or should be aware of or of any material
violation of the Sub-Advisors compliance
policies and procedures that pertain to the
Asset Allocation Portfolios, as well as any
change in portfolio manager(s) of the Asset
Allocation Portfolios.
                  (v)  The Sub-Advisor represents and
warrants that it has adopted a code of ethics
meeting the requirements of Rule 17j-1 under the
1940 Act and the requirements of Rule 204A-1
under the Investment Advisers Act of 1940 and
has provided the Advisor and the Trustees a copy
of such code of ethics, together with evidence
of its adoption, and will promptly provide
copies of any changes thereto, together with
evidence of their adoption.  Upon request of the
Advisor, but in any event no less frequently
than annually, the Sub-Advisor will supply the
Advisor a written report that (A) describes any
issues arising under the code of ethics or
procedures since the Sub-Advisors last report,
including but not limited to material violations
of the code of ethics or procedures and
sanctions imposed in response to the material
violations; and (B) certifies that the
procedures contained in the Sub-Advisors code of
ethics are reasonably designed to prevent access
persons from violating the code of ethics.
                  (vi)  The Sub-Advisor will review
draft reports to shareholders and other
documents provided or available to it and
provide comments on a timely basis.  In
addition, the Sub-Advisor and each officer and
portfolio manager thereof designated by the
Advisor will provide on a timely basis such
certifications or sub-certifications as the
Advisor may reasonably request in order to
support and facilitate certifications required
to be provided by the Trusts Principal Executive
Officer and Principal Accounting Officer.
                  (vii)	 The Sub-Advisor shall
maintain all books and records with respect to
each Portfolios portfolio transactions required
by subparagraphs (b)(10) and (11) and paragraph
(f) of Rule 31a-1 under the 1940 Act and shall
render to the Trusts Board of Trustees such
periodic and special reports as the Trusts Board
of Trustees may reasonably request.
                  (viii)	(A)  The investment
management services provided by the Sub-Advisor under this Agreement are not to be deemed exclusive and the Sub-Advisor shall be free to render similar services to others, as long as such services do not impair the services rendered to the Advisor or the Trust.

                           (B)	  Services to be furnished
by the Sub-Advisor under this Agreement may be
furnished through the medium of any of the Sub-
Advisors officers or employees.
                           C	 The Sub-Advisor shall keep
each Portfolios books and records required to be maintained by the Sub-Advisor pursuant to paragraph 1(a) of this Agreement and shall timely furnish to the Advisor all information relating to the Sub-Advisors services under this Agreement needed by the Advisor to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The
Sub-Advisor agrees that all records that it maintains on behalf of the Portfolio are property of the Portfolio and the Sub-Advisor will surrender promptly to the Portfolio any of such records upon the Portfolios request;
provided, however, that the Sub-Advisor may retain a copy of such records. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

3.	The Advisor shall continue to have
responsibility for all services to be provided
to each Portfolio pursuant to the Advisory
Agreement and shall oversee and review the Sub-
Advisors performance of its duties under this
Agreement.
4.	The Advisor has delivered to the Sub-
Advisor copies of each of the following
documents and will deliver to it all future amendments and supplements, if any:

         (a)	 Certified resolutions of the Trusts
Board of Trustees authorizing the appointment of
the Sub-Advisor and approving the form of this
Agreement;
         (b)	 Registration Statement under the 1940
Act and the Securities Act of 1933, as amended
on Form N-1A (the Registration Statement), as
filed with the Securities and Exchange
Commission (the Commission) relating to each
Portfolio and shares of the Portfolios
beneficial shares, and all amendments thereto;
and
         c	 Prospectus(es) of each Portfolio.

4.	For the services to be provided by the
Sub-Advisor pursuant to this Agreement for each
Portfolio, the Advisor will pay to the Sub-
Advisor as full compensation therefore a fee at
an annual rate of the Portfolios average daily
net assets, as set forth in Schedule A.  The fee
will be paid to the Sub-Advisor from the
Advisors advisory fee from each Portfolio.  This
fee will be computed daily and paid to the Sub-
Advisor monthly.
5.	The Sub-Advisor shall not be liable for
any error of judgment or for any loss suffered
by the Asset Allocation Portfolios or the
Advisor in connection with performance of its
obligations under this Agreement, except a loss
resulting from a breach of fiduciary duty with
respect to the receipt of compensation for
services (in which case any award of damages
shall be limited to the period and the amount
set forth in Section 36(b)(3) of the 1940 Act),
or a loss resulting from willful misfeasance,
bad faith or gross negligence on the Sub-
Advisors part in the performance of its duties
or from reckless disregard of its obligations
and duties under this Agreement, except as may
otherwise be provided under provisions of
applicable state law which cannot be waived or
modified hereby.
6.	This Agreement shall continue in effect
for a period of more than two years from the
date hereof only so long as continuance is
specifically approved at least annually in
conformance with the 1940 Act provided, however,
that this Agreement may be terminated (a) by the
Portfolio at any time, without the payment of
any penalty, by the vote of a majority of
Trustees of the Trust or by the vote of a
majority of the outstanding voting securities of
the Portfolio, (b) by the Advisor at any time,
without the payment of any penalty, on not more
than 60 days nor less than 30 days written
notice to the other parties, or c by the Sub-
Advisor at any time, without the payment of any
penalty, on 90 days written notice to the other
parties.  This Agreement shall terminate
automatically and immediately in the event of
its assignment.  As used in this Section 6, the
terms assignment and vote of a majority of the
outstanding voting securities shall have the
respective meanings set forth in the 1940 Act
and the rules and regulations thereunder,
subject to such exceptions as may be granted by
the Commission under the 1940 Act.
7.	Nothing in this Agreement shall limit or
restrict the right of any of the Sub-Advisors
partners, officers, or employees to engage in
any other business or to devote his or her time
and attention in part to the management or other
aspects of any business, whether of a similar or
dissimilar nature, nor limit or restrict the
Sub-Advisors right to engage in any other
business or to render services of any kind to
any other corporation, firm, individual or
association.
8.	During the term of this Agreement, the
Advisor agrees to furnish the Sub-Advisor at its
principal office all prospectuses, proxy
statements, reports to shareholders, sales
literature or other materials prepared for
distribution to shareholders of each Portfolio,
the Trust or the public that refers to the Sub-
Advisor or its clients in any way prior to use
thereof and not to use material if the Sub-
Advisor reasonably objects in writing within
five business days (or such other period as may
be mutually agreed upon) after receipt thereof.
The Sub-Advisors right to object to such
materials is limited to the portions of such
materials that expressly relate to the Sub-
Advisor, its services and its clients.  The
Advisor agrees to use its reasonable best
efforts to ensure that materials prepared by its
employees or agents or its affiliates that refer
to the Sub-Advisor or its clients in any way are
consistent with those materials previously
approved by the Sub-Advisor as referenced in the
first sentence of this paragraph.  Sales
literature may be furnished to the Sub-Advisor
by first-class mail, electronic mail or
overnight delivery service, facsimile
transmission equipment or hand delivery.
9.	No Trustee or Shareholder of the Trust
shall be personally liable for any debts,
liabilities, obligations or expenses incurred
by, or contracted for under this Agreement.
10.	No provisions of this Agreement may be
changed, waived, discharged or terminated
orally, but only by an instrument in writing
signed by the party against which enforcement of
the change, waiver, discharge or termination is
sought, and no amendment of this Agreement shall
be effective until approved by the vote of the
majority of the outstanding voting securities of
each Portfolio.
11.	This Agreement shall be governed by the
laws of the state of Delaware; provided,
however, that nothing herein shall be construed
as being inconsistent with the 1940 Act.
12.	This Agreement embodies the entire
agreement and understanding among the parties
hereto, and supersedes all prior agreements and
understandings relating to this Agreements
subject matter.  This Agreement may be executed
in any number of counterparts, each of which
shall be deemed to be an original; all such
counterparts shall, together, constitute only
one instrument.
13.	Should any part of this Agreement be held
invalid by a court decision, statute, rule or
otherwise, the remainder of this Agreement shall
not be affected thereby.  This Agreement shall
be binding upon and shall inure to the benefit
of the parties hereto and their respective
successors.
14.	Any notice, advice or report to be given
pursuant to this Agreement shall be delivered or mailed:
         To the Advisor at:
Old Mutual Capital, Inc.
4643 South Ulster Street, Suite 600
Denver, CO 80237
Attention:  General Counsel

         To the Sub-Advisor at:





         To the Trust or the Asset Allocation
Portfolios at:
Old Mutual Advisor Funds
4643 South Ulster Street, Suite 600
Denver, CO 80237
Attention:  President

15.	Where the effect of a requirement of the
1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

OLD MUTUAL CAPITAL, INC.	OLD
MUTUAL
ADVISO
R
FUNDS

By:  ________________________________
	By: _______________________________

Name: David J. Bullock				Name:
Mark E. Black
Title: Chief Executive Officer
	Title: Chief Financial Officer


                  (i)	IBBOTSON ASSOCIATES ADVISORS,
LLC
                           (B)	By:
________________________________
Name:
Title:


16.	SCHEDULE A
         (a)	Old Mutual Advisor Funds
Compensation pursuant to Paragraph 4 of this Agreement shall be calculated in accordance with the following schedule:
Name of Portfolio
Average Daily
Net Assets
Annual Fee
Rate



Old Mutual Asset
Allocation
Conservative
Portfolio
$0 to $250
Million
$250 Million
to $500
Million
$500 Million
to $750
Million
$750 Million
to $1 Billion
$1 Billion to
$2 Billion
Over $2
Billion
0.08%
0.07%
0.06%
0.05%
0.04%
0.03%



Old Mutual Asset
Allocation
Moderate Growth
Portfolio
$0 to $250
Million
$250 Million
to $500
Million
$500 Million
to $750
Million
$750 Million
to $1 Billion
$1 Billion to
$2 Billion
Over $2
Billion
0.08%
0.07%
0.06%
0.05%
0.04%
0.03%



Old Mutual Asset
Allocation Growth
Portfolio
$0 to $250
Million
$250 Million
to $500
Million
$500 Million
to $750
Million
$750 Million
to $1 Billion
$1 Billion to
$2 Billion
Over $2
Billion
0.08%
0.07%
0.06%
0.05%
0.04%
0.03%



Old Mutual Asset
Allocation
Balanced
Portfolio
$0 to $250
Million
$250 Million
to $500
Million
$500 Million
to $750
Million
$750 Million
to $1 Billion
$1 Billion to
$2 Billion
Over $2
Billion
0.08%
0.07%
0.06%
0.05%
0.04%
0.03%


On an ongoing basis, there will be a minimum annual fee of $200,000.





9

1